EXHIBIT 23-e


                              Morten Beyer & Agnew
                       2107 Wilson Boulevard - Suite 750
                              Arlington, VA 22201


                      CONSENT OF MORTEN BEYER & AGNEW, INC


     We hereby consent to the incorporation by reference in this Registration Statement No. 333-106789 of Morgan Stanley on Form S-3 of the references to us appearing in Note 19 to Morgan Stanley's consolidated financial statements included in Item 8 of Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 2002 and Note 14 to Morgan Stanley's condensed consolidated financial statements included in Part I, Item 1 of Morgan Stanley's Quarterly Report on Form 10-Q for the quarter ended May 31, 2003.

MORTEN BEYER & AGNEW, INC.


/s/ Bryson P. Monteleone
Bryson P. Monteleone
Vice President & CFO
August 8, 2003